ASSET PURCHASE AGREEMENT

                                     BETWEEN

                        INTERLINK COMPUTER SCIENCES, INC.

                                       AND

                             HUGHES AIRCRAFT COMPANY


                         Dated as of September 17, 1997



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                                                          TABLE OF CONTENTS
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ARTICLE I - THE ACQUISITION...........................................................................................1

         1.1      Purchase of Assets..................................................................................1
         1.2      Consideration.......................................................................................3
         1.3      Transfer of Customers...............................................................................6
         1.4      Closing.............................................................................................7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER.................................................................7

         2.1      Organization of Seller..............................................................................7
         2.2      Authority; Consents.................................................................................8
         2.3      Restrictions on Business Activities.................................................................8
         2.4      Absence of Liens and Encumbrances...................................................................8
         2.5      Intellectual Property...............................................................................8
         2.6      Employee Benefit Plans..............................................................................9
         2.7      Employee Relations..................................................................................9
         2.8      Agreements, Contracts and Commitments...............................................................9
         2.9      Governmental Authorization.........................................................................10
         2.10     Litigation.........................................................................................10
         2.11     Brokers' and Finders' Fees; Third-Party Expenses...................................................10
         2.12     Employee Arrangements..............................................................................10
         2.13     Environmental Laws.................................................................................10
         2.14     Compliance with Laws...............................................................................10
         2.15     Complete Copies of Materials.......................................................................10
         2.16     No Undisclosed Liabilities.........................................................................10
         2.17     Sales Information..................................................................................10
         2.18     Representations Complete...........................................................................11

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER................................................................11

         3.1      Organization, Standing and Power...................................................................11
         3.2      Authority..........................................................................................11
         3.3      Litigation.........................................................................................11
         3.4      Cash Consideration.................................................................................11

ARTICLE IV - RESTRICTIONS ON COMPETITION.............................................................................12

         4.1      Restriction on Competition.........................................................................12




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                                                          TABLE OF CONTENTS
                                                             (continued)

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ARTICLE V - CONDUCT PRIOR TO THE CLOSING DATE........................................................................13

         5.1      Conduct of Business of Seller......................................................................13
         5.2      No Solicitation....................................................................................14

ARTICLE VI - ADDITIONAL AGREEMENTS...................................................................................15

         6.1      Access to Information..............................................................................15
         6.2      Confidentiality....................................................................................16
         6.3      Expenses...........................................................................................16
         6.4      Public Disclosure..................................................................................16
         6.5      Best Efforts.......................................................................................16
         6.6      Notification of Certain Matters....................................................................16
         6.7      Tax Returns........................................................................................17
         6.8      Post-Closing Employment of Transitioned Employees..................................................17
         6.9      Employee Benefits..................................................................................18
         6.10     Additional Documents and Further Assurances........................................................18
         6.11     Post-Closing Operation of Product Line on Seller's Premises and
                    with the Use of Certain of Seller's Equipment....................................................18
         6.12     Financial Information..............................................................................19
         6.13     Seller's Cooperation on Obtaining Additional Consents..............................................19

ARTICLE VII - SURVIVAL; INDEMNIFICATION..............................................................................19

         7.1      Indemnification. ..................................................................................19
         7.2      Arbitration........................................................................................23

ARTICLE VIII - CONDITIONS TO THE ACQUISITION.........................................................................23

         8.1      Conditions to Obligations of Each Party to Effect the Acquisition..................................23
         8.2      Additional Conditions to Obligations of Seller.....................................................24
         8.3      Additional Conditions to the Obligations of Buyer..................................................24

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER.......................................................................26

         9.1      Termination........................................................................................26
         9.2      Effect of Termination..............................................................................26
         9.3      Amendment..........................................................................................26
         9.4      Extension; Waiver..................................................................................27

ARTICLE X - GENERAL PROVISIONS.......................................................................................27



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         10.1     Survival of Representations and Warranties.........................................................27
         10.2     Exclusion of other Representations.................................................................27
         10.3     Knowledge..........................................................................................27
         10.4     Notices............................................................................................27
         10.5     Interpretation.....................................................................................28
         10.6     Counterparts.......................................................................................29
         10.7     Entire Agreement...................................................................................29
         10.8     Assignment.........................................................................................29
         10.9     Severability.......................................................................................29
         10.10    Governing Law......................................................................................29
         10.11    Rules of Construction..............................................................................29


         Exhibits and Schedules             Description

         Exhibit A                          Equipment and Assumed Obligations

         Exhibit B                          Form of Purchased Price Allocation Schedule

         Exhibit C                          Sales Information

         Exhibit D                          Transitioned Employees

         Exhibit E                          Form of Secondment Agreement

         Exhibit F                          Form of Transitional Services Agreement

         Exhibit G                          Form of Employment, Invention Assignment and
                                             Confidentiality Agreement

Schedule A  Intellectual Property

Schedule B  Contracts

Schedule 10.3  Seller's Management Personnel

Article II Disclosure Schedule






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                            ASSET PURCHASE AGREEMENT



         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 17, 1997 by and among Interlink Computer Sciences, Inc., a Delaware corporation ("Buyer") and Hughes Aircraft Company, a Delaware corporation ("Seller").


                                    RECITALS

         A. Buyer is seeking to acquire substantially all of the assets of NetLOCK, a product line of Seller ("NetLOCK").

         B. NetLOCK is a line of products providing  enterprise network security
products  used  to  protect  computer   communications   within  commercial  and
governmental organizations (the "Product Line").

         C. The Boards of Directors of each of Seller and Buyer believe it is in the best interests of each company and each company's respective stockholders that Buyer acquire from Seller certain assets and assume certain specified obligations of Seller which are used to operate the Product Line (the "Acquisition").


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, the parties agree as follows:


                                    ARTICLE I

                                 THE ACQUISITION

         1.1       Purchase of Assets.

                  (a) Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, and on the Closing Date (as defined in Section 1.4(a)), Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of Seller's right, title and interest in and to the assets described below (the "Assets") free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort (collectively, "Liens") other than Permitted Liens (as defined in Section 2.4 below). The Assets include certain software including the NetLOCK family of interoperable network security products including the NetLOCK Manager and NetLOCK Agent, which provide end-to-end network security between desktop computers, laptops and servers using encryption, device-level authentication, access control and data integrity (the "Software"). The Assets consist of the following:

                        (i) all patents, patent applications, copyrights, trademarks, service marks and trade names identified on the attached Schedule A and all related intangible trade secrets, proprietary information, technology rights and licenses, all electronic rights, multimedia rights, interactive rights, moral rights, new media rights, reacquisition rights and publication rights, proprietary rights and processes, know-how, research and development in progress, and any and all other intangible intellectual property including, without limitation, all things authored, discovered, conceived or first reduced to practice by Seller or any of its employees in the course of their employment with Seller that pertain to the Assets and are used exclusively or primarily in the operation of the Product Line in any stage of development and all of Seller's rights of any kind in or to any of the foregoing (collectively, the "Intellectual Property");

                        (ii)  all  of  Seller's  rights  and  ownership  of  the
Software, including but not limited to all versions of the Software, and all copies of the Software (including revisions and updates in process), and all technical, design, development, installation, operation and maintenance information concerning the Software, including source code, source documentation, source listings and annotations, engineering notebooks, test data and test results, as well as all reference manuals and support materials normally distributed to end-users and potential end-users in connection with the distribution of the Software;

                        (iii) all of Seller's claims against any parties relating exclusively or primarily to any Asset, the Product Line or any Contract (as defined below) necessary to operate the Product Line or otherwise material to the Product Line, including without limitation, unliquidated rights under manufacturers' and vendors' warranties or guaranties. "Contracts" shall mean those agreements, licenses and commitments, written or oral, relating exclusively or primarily to the Product Line or any of the Assets to which Seller is a party, beneficiary or by which it is bound as described in Schedule B;

                        (iv) all of Seller's rights pertaining to the Software under all software development, consulting and maintenance Contracts;

                        (v) any rights the Seller has to the NetLOCK website on the World Wide Web; provided that the Assets do not include the Internet address space used by Seller to support such website nor any other Internet address space to which the NetLOCK website has links; and provided further, that at Buyer's request, Seller will deliver an electronic copy of the NetLOCK website to Buyer so that Buyer can establish the NetLOCK website servers other than Seller's.

                        (vi) all machinery, equipment, furniture, tools and supplies used exclusively or primarily in the operation of the Product Line and described on the attached Exhibit A (the "Equipment"); and

                        (vii) customer lists, potential customer lists, proposals, operating manuals, business strategy plans, projects under development, lead referral methods, co-selling arrangements, distribution and reseller methods and contacts, management plans, related business opportunities and tangible intellectual property in Seller's possession used exclusively or primarily in the operation of the Product Line.

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         To the extent delivery of the Assets involves physical delivery, Seller shall be required to so deliver the Assets at the Closing (as defined in Section 1.4(a)).

         Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the "Excluded Assets"):

                             (A) all of Seller's  cash,  bank  deposits and cash
equivalents, wherever located, and all billed receivables and receivables previously written off which arose out of sales or services provided by Seller in operating the Product Line;

                             (B) books  and  records  that  Seller or any of its
affiliates is required to retain pursuant to any statute, rule, regulation or ordinance (provided that, if such books and records relate primarily to the Product Line, Seller shall provide copies thereof to Buyer to the extent permitted under applicable law);

                             (C) general  books of account and books of original
entry that comprise Seller's permanent accounting or Tax records (which shall be preserved for a period of five years to permit the audits that Buyer may conduct pursuant to Section 6.12); and

                             (D)  all of  Seller's  and  any of its  affiliates'
right, title and interest in and to any real estate, including any such real estate used in connection with the Product Line, and the related fixtures or leasehold improvements, and the permits relating to the ownership or occupancy of such real estate, fixtures or improvements, subject to Buyer's right to use the facilities as set forth in Section 6.11 below.

                  (b) Assumption of Obligations. Buyer shall assume only such liabilities and obligations of Seller described on Exhibit A as "Assumed Obligations" (collectively, the "Assumed Obligations"). Without limiting the foregoing, it is expressly agreed that, other than the Assumed Obligations set forth on Exhibit A, Buyer shall not assume any other liabilities or obligations, including those for employment, income, sales, property or other Taxes (as defined in Section 1.2(c)) incurred or accrued by Seller or that would have been accrued under generally accepted accounting principles assuming Seller reports taxes on the accrual method of accounting. Contracts that are listed on Exhibit A as "Assumed Obligations" are being assumed only if the rights under such Contracts are being assigned to Buyer at the Closing (as defined below).

         1.2       Consideration.

                  (a) Consideration for Assets. On the terms and subject to the conditions set forth in this Agreement, as full payment for the selling, conveyance, transfer, assignment and delivery of the Assets by Seller to Buyer, at the Closing Buyer shall pay to Seller the "Purchase Price" of $1,000,000 plus $1,143,822 for the Equipment, subject to adjustment as herein provided, by wire transfer of immediately available funds (the "Cash Payment").

                  (b) Royalty.

                        (i) Amount.  As further  consideration  for the Software
and provided that Seller shall perform all the terms and conditions required of Seller under this Agreement, Buyer agrees to pay, with no minimum royalty commitment by Buyer [*] of Net Revenues (as defined below) derived from sale, distribution or sublicensing of the Software, including any modification thereof, and including related service, consulting, support and warranty-related revenues, and any related maintenance fees (both original and, to the extent calculated pursuant to clause (ii) below, renewal maintenance fees (collectively, the "Sales") for the five-year period following the Closing Date. However, the maximum royalty payable by Buyer under this Agreement shall be [*] (the "Maximum Royalty Obligation"). In addition, no royalty commitments shall become due for any Net Revenues received after the fifth anniversary of the Closing Date of this Agreement.

                        (ii) Definition. "Net Revenues" means any and all royalties, fees, or other amounts invoiced by Buyer and its affiliates in connection with Sales, net of any arm's-length amounts paid by Buyer or such affiliates on account of sales and other applicable taxes, duties, freight or shipping charges, insurance, commissions, tariffs, and the like, and net of any revenues (a) obtained in connection with consulting or other services rendered in installing and implementing software at client sites and (b) any net refunds for actual returns as provided in the last paragraph of this clause (ii). Notwithstanding the foregoing, (i) no royalty amount will be due or payable with respect to inter-company Sales by Buyer to its affiliates or within Buyer's internal organization to the extent the products, services or intellectual property so transferred or other uses are for the research and development purposes of Buyer or its affiliates and not intended for the use by or benefit for any third party, (ii) the royalty amount due and payable with respect to inter-company Sales (other than those described in clause (i) above) shall be based on assumed net revenues equal to the net revenues that would be derived from similar Sales involving arm's-length transactions with unrelated third parties, and (iii) to the extent any royalty amount has been or will be concurrently paid with respect to inter-company Sales, where the product, service or intellectual property so transferred or other uses are intended to be re-Sold to unrelated parties, a royalty amount shall be due and payable in connection with such intended re-Sales to unrelated third parties, after giving credit to any royalty amount paid or to be paid with respect to such inter-company Sales.

                  In a bundled transaction involving both the Software and one or more other products, "Net Revenues" shall include only the amount invoiced by Buyer in the transaction allocated between the Software and such other products in accordance with Buyer's published standard prices in good faith by Buyer. Royalties on renewal maintenance fees will be calculated annually in good faith by Buyer using an allocation methodology based on the ratio of the value attributable to NetLOCK-based renewal maintenance fees as compared to the total value of all renewal maintenance fees covered by the applicable invoices.

                  If (i) a royalty is paid pursuant to this Section 1.2(c),  and
(ii) the product on which the royalty was paid is returned to Buyer and (iii) the party returning the product is refunded the amount paid (rather than accepting a replacement product on which a royalty would be due), Buyer shall be entitled to set off the royalty already paid to Seller for the product returned against future royalty obligations. If there are no future royalty obligations because of the expiration of the royalty period or because the maximum royalty has already been paid, Buyer will notify Seller of the return and Seller will reimburse Buyer for the royalty paid to Seller.

---------------------------------
*Confidential Treatment Requested

                        (iii) Notices and Payment. Within sixty (60) days after the end of each calendar quarter (or portion thereof) during the five-year period following the Closing Date in which Net Revenues exceed a minimum of one hundred dollars, Buyer shall furnish to Seller written reports, certified by Seller's Chief Financial Officer as being true and correct (and shall be in a form reasonably satisfactory to Seller) setting out for the previous quarter, the Net Revenues derived from the Sales (other than renewal maintenance fees) and the royalties due to Seller. Within that sixty (60) day period, Buyer shall also pay to Seller the royalties due. Royalties for renewal maintenance fees will be paid annually, not later than ninety (90) days after closing the fiscal year. All payment shall be made by Buyer to Seller, by wire transfer of immediately available funds, to such account as shall be designated by Seller from time to time in writing. In the event any royalty amount due hereunder is not paid by Buyer by the applicable due date, and after written notice by Seller to Buyer of any such failure to pay royalties, such late payment shall be paid to Seller with interest thereon, from the applicable due date to the date of payment, calculated at the per annum rate equal to the rate announced by Bank of America as its "prime rate" or "base rate" as of the close of business on the applicable due date. Subject to the notice requirements and other limitations set forth in Section 7.2 below, Buyer shall have the right to set off against any sums due to Seller under this Agreement any sums due from the Seller to Buyer, including any overpayments of royalties or advances, until such sums have been recouped or paid. With regard only to the allocation made by Buyer of the revenues from renewal maintenance fees, Seller has twenty (20) business days from the date of Seller's receipt of the report furnished under this subsection to object to or dispute such allocation, by setting forth in writing the amount of royalties in disagreement and the nature of such objection or dispute. Within 15 days of receipt by Buyer of Seller's notice, Buyer and Seller shall attempt, in good faith, to resolve the differences. If Buyer and Seller, notwithstanding such good faith effort, shall have failed to resolve the differences within 30 days after the expiration of such 15-day period, then any remaining disputed matters shall be finally and conclusively determined pursuant to Section 7.2 herein.

                        (iv) Withholding for Taxes. Buyer is hereby authorized by Seller to withhold and make payment of, on behalf of Seller, or otherwise, all taxes, duties or levies the withholding of which may from time to time be required by the government of the U.S. or any other country, or any agencies thereof, on the royalties or other payments due to Seller under this Agreement. Such taxes, duties or levies shall be deducted from payments made to Seller, and Buyer shall provide Seller with appropriate receipts for all such payments made by them on behalf of and for the benefit of Seller.

                        (v) Records/Inspection. Buyer shall retain at its principal place of business for a period of not less than three (3) years after the calendar quarter to which such records relate, files, records, and books of account prepared in the normal course of business which contain data reasonably required for the computation and verification of the amounts to be paid and the information to be provided in any royalty report required under this Agreement. For the purposes of verifying the royalties paid by Buyer, Seller may, not more than once in each twelve (12) month period and once within six (6) months following any breach or termination of this Agreement, retain a certified public accountant approved by Buyer, which approval shall not unreasonably be withheld, to audit those business records of Buyer which relate to royalties due under this Agreement, provided (i) that such accountant execute Buyer's then-current standard non-disclosure agreement, and (ii) that Seller gives sixty (60) days written notice prior to the audit, and (iii) that all audits are conducted during regular business hours and on Buyer's premises. Buyer shall not be required to provide any information to the auditor with respect to any royalty report submitted to Seller more than thirty-six (36) months prior to the date on which Buyer receives Seller's request for an audit. The auditor's report and all work papers or other materials relating to the auditor's examination of Buyer's books and records will be treated as confidential information owned by Buyer.

                  (c) Transaction Taxes. Seller shall pay and promptly discharge when due all Taxes (as defined below) and recording imposed or levied by reason of the sale of the Assets to Buyer. For the purposes of this Agreement, a reference to "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (d) Purchase Price Allocation. Buyer shall deliver a schedule to Seller, in the form of Exhibit B, allocating the Cash Payment and the Assumed Obligations among the Assets not later than 60 days after the Closing Date. Within 30 days after receipt of such schedule, Seller shall provide Buyer with its comments, if any, by setting forth in writing any portion of such allocation with which Seller does not agree. Within 15 days of receipt by Buyer of Seller's comments, Buyer and Seller shall attempt, in good faith, to resolve the differences. If Buyer and Seller, notwithstanding such good faith effort, shall have failed to resolve the differences within 30 days after the expiration of such 15-day period, then any remaining disputed matters shall be finally and conclusively determined by a "Big 6" independent auditing firm of recognized national standing, which shall not be the general auditor for either Buyer or Seller, to be mutually selected by Buyer and Seller. The fees and disbursements of any such arbitrator shall be shared equally by the parties. For purposes of all Taxes, Buyer and Seller agree (i) to report the transactions contemplated in this Agreement in a manner consistent with the allocation under this Section 1.2(e), and (ii) that neither of them shall take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise.

         1.3      Transfer of Customers.

                  (a) Intent. It is the intent of parties hereto that all of the Assets and all of Seller's backlog, if any, arising out of the operation of the Product Line be transferred to Buyer. Accordingly, the parties agree to use their reasonable best efforts to facilitate such transfer of customers as soon as possible. For purposes of this Agreement, the "reasonable best efforts" standard shall not require a party hereto to pay money to any third party solely as an inducement for performance by such third party.

                  (b) Purchase Order Data. Included on Exhibit C is the following information (hereinafter collectively referred to as the "Sales Information"): (i) a list of all outstanding written customer orders, purchase orders and other customer commitments from Seller's current customers of the Business and (ii) the names of all customers of the Business (the "Current Customers").

                  (c) Assignments. Prior to the Closing, Seller shall assign Seller's rights and benefits under the Contracts to Buyer as of the Closing.

         1.4       Closing.

                  (a) Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94040, at 1:30 p.m. (Pacific time) on September 18, 1997, provided the conditions to closing have been satisfied, or at such other time or on such other date as the Buyer and Seller agree (the actual date on which the Closing occurs is referred to herein as the "Closing Date"); provided that no party shall be obligated to close after September 19, 1997.

                  (b) Delivery. At the Closing:

                        (i) Buyer shall deliver to Seller an instrument of assumption of obligations by which Buyer shall assume the Assumed Obligations as of the Closing Date;

                        (ii) Seller shall deliver to Buyer all bills of sale, endorsements, assignments, consents to assignments and other instruments and documents as Buyer may reasonably request for Seller to sell, convey, assign, transfer and deliver to Buyer all right, title and interest to all the Assets free and clear of any and all Liens (other than Permitted Liens); and

                        (iii) Seller, on the one hand, and Buyer, on the other hand, shall deliver or cause to be delivered to one another the instruments and documents required under Article VIII and such other instruments and documents necessary or appropriate to evidence the due execution, delivery and performance of this Agreement.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth on the disclosure schedule delivered by Seller to Buyer prior to the execution of this Agreement (the "Disclosure Schedule"), the Seller represents and warrants to Buyer as follows:

         2.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power to own its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction in which failure to be so qualified would have a material adverse effect on the Assets or the Product Line (hereinafter referred to as a "Material Adverse Effect").

         2.2 Authority; Consents. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to own, license or lease the Assets and to operate and use the Assets and to carry on its business as presently conducted. The execution and delivery of this Agreement and Exhibits and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Exhibits hereto have been duly executed and delivered by Seller and are valid, binding and enforceable obligations of Seller. The execution and delivery of this Agreement and the Exhibits hereto by the Sellers do not, and, as of the Closing, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under or give rise to a right of termination or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of Seller or (ii) any agreement or instrument, permit, judgment, statute, law, rule or regulation applicable to Seller or the Assets. No consent, waiver, approval, or registration, declaration or filing with, any court, administrative agency or other federal, state, county, local or foreign governmental authority, or agency having jurisdiction over the Seller ("Governmental Entity") or any third party (so as to enable Seller to assign Buyer the Assets and all of the Seller's rights and benefits under the Contracts), is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the Exhibits or the consummation of the transactions contemplated hereby or thereby.

         2.3 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Seller or the Assets which has or could reasonably be expected to have the effect of impairing any use by Buyer of the Assets or operations by Buyer of the Product Line following the Closing.

         2.4 Absence of Liens and Encumbrances. Seller has all right title and interest to all of the Assets, free and clear of any Liens, except such imperfections of title as do not materially detract from or interfere with the present use of the assets subject to or affected thereby, or otherwise materially impair the use of such assets, which are set forth on the Disclosure Schedule, and inchoate statutory liens for real and personal property taxes not yet due or payable (the "Permitted Lien"). Seller has full right and power to (and at the Closing will) transfer and deliver to Buyer all right, title and interest to all the Assets free and clear of all Liens, except for Permitted Liens.

         2.5      Intellectual Property.

                  (a)  Section  2.5 of the  Disclosure  Schedule  sets  forth  a complete and accurate schedule of all of the following Intellectual Property used primarily or exclusively in the development or operation of the Product
Line: (i) all patents and patent applications owned by Seller, including the country of filing, filing number, date of issue, expiration date and title; (ii) all registered trademarks and service marks and all trademark and service mark applications, including country of filing, filing number, date of issue and expiration date; (iii) all common law trademarks, service marks and trade names;
(iv) all registered and unregistered copyrights; (v) all computer software and documentation; (vi) all license, option and other agreements pursuant to which Seller acquired rights to any Intellectual Property and all license, option and other agreements, oral or written, pursuant to which Seller is obligated to pay royalties or other consideration to third parties with respect to any Intellectual Property; and (vii) all license, option and other agreements, oral or written, pursuant to which Seller has granted any third party any right to any Intellectual Property. Complete and accurate copies of all written agreements referred to in the foregoing clauses (vi) and (vii) have been provided to Buyer.

                  (b) (i) Seller has all right, title and interest in and to the Intellectual Property used primarily or exclusively in the development or operation of the Product Line; (ii) to the Seller's knowledge, Seller has neither incorporated into nor relied on any software, technology or proprietary information of any third party in the creation of the Software, unless given permission to so under a written agreement, (iii) to the Seller's knowledge, Seller is not making use of any invention, software, technology or proprietary information in connection with the Software in which any present or past employee of Seller or any other person has or has claimed an interest; (iv) Seller is in compliance in all material respects with all agreements pursuant to which it acquired any Intellectual Property; (v) to the Seller's knowledge, the Intellectual Property does not infringe upon any patent, trademark, trade name, copyright or other intellectual property right of any third party; (vi) to the Seller's knowledge, no third party has asserted or threatened to assert against Seller or any of its officers or directors any conflicting rights to any Intellectual Property; (vii) Seller has no knowledge that any third party is infringing upon any of the Intellectual Property; (viii) the Intellectual Property will not be rendered invalid or adversely affected in any way by virtue of the execution, delivery or performance of this Agreement or the Exhibits or the occurrence of the transactions contemplated hereby or thereby.

         2.6      Employee Benefit Plans.

                  Buyer will not succeed to any liability under any of Seller's employee benefit plans or any other employee benefit of Sellers by virtue of the transactions contemplated by this Agreement.

         2.7 Employee Relations. Seller has, with regard to employees primarily employed in connection with the Product Line, complied with all applicable laws, rules and regulations which relate to employment and collective bargaining (including pay and discrimination) and to the operation of the Product Line and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. Seller is not a party to, and is not threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller who work with NetLOCK.

         2.8 Agreements, Contracts and Commitments. Seller has not received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract. Each Contract is in full force and effect and, to the knowledge of Seller, the other party to such Contract has not breached, violated or defaulted under any of the terms or conditions of any Contract. Seller has obtained, or will use its reasonable best efforts consistent with good business practice to obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required to assign all rights and benefits thereunder to Buyer as of the Closing.

         2.9 Governmental Authorization. No consent, permit, or other authorization by a Governmental Entity is required for the use or operation of the Assets prior to the Closing Date and to the Seller's knowledge none is required for the use or operation of the Assets thereafter, the holding of an interest in the Assets by Seller or the transfer, in part or in whole, of the Assets to Buyer.

         2.10 Litigation. There is no action, suit or proceeding of any nature pending or, to Seller's knowledge, threatened against Seller that relates, directly or indirectly, to the Product Line, the Assets. No Governmental Entity has at any time notified Seller of any challenge or question regarding the legal right of Seller to manufacture, offer or sell any products relating to the Product Line in the present manner or style thereof.

         2.11 Brokers' and Finders' Fees; Third-Party Expenses. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement of the Exhibits or any transaction contemplated hereby or thereby.

         2.12 Employee Arrangements. No current employee of Seller engaged in the operation of the Product Line is subject to any agreement or other arrangement that would in any manner hinder or obstruct the employment by Buyer of such individual, or result in any payments by Buyer in connection with such employment.

         2.13 Environmental Laws. Insofar as it relates to the Product Line or could reasonably be anticipated to affect the Assets, Seller is in compliance, in all material respects, with all applicable laws or regulations relating to the protection of the environment or concerning the handling, storage, disposal or discharge of toxic materials (collectively, "Environmental Laws"), and there is no pending or, to Seller's knowledge, threatened, action or proceeding against Seller alleging violations of the Environmental Laws relating to the Product Line.

         2.14 Compliance with Laws. Seller has complied, in all material respects, with and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign applicable to Seller relating to the Product Line.

         2.15 Complete Copies of Materials. A true and complete copy of each document listed on Schedule B has been delivered to Buyer by Seller.

         2.16 No Undisclosed Liabilities. NetLOCK does not have any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, which, individually or in the aggregate, will by operation of law or otherwise become a liability or obligation of Buyer by virtue of the transactions contemplated by this Agreement, except for the Assumed Obligations.

         2.17 Sales Information. The Sales Information set forth on Exhibit C hereto is accurate and complete in all material respects and the Current Customers included on such schedule represent bona fide customers of Seller.

         2.18 Representations Complete. Seller has not intentionally concealed any fact, circumstance or condition of any kind or nature whatsoever known to Seller which is material to the Product Line.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Seller as follows:

         3.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         3.2 Authority; Consents. Buyer has all requisite corporate power and authority to enter into this Agreement and the Exhibits and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Exhibits and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Exhibits have been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy or similar laws and general principles of equity. The execution and delivery of this Agreement and the Exhibits by Buyer does not, and, as of the Closing, the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Buyer or (ii) any agreement or instrument, permit, judgment, statute, law, rule or regulation applicable to Buyer. No consent, waiver, approval, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Exhibits or the consummation of the transactions contemplated hereby or thereby.

         3.3 Litigation. There is no action, suit or proceeding of any nature pending or, to Buyer's knowledge, threatened against Buyer that could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         3.4 Cash Consideration. Buyer currently has available, and at the Closing Date of the Acquisition will continue to have available, sufficient cash to enable it to perform its obligations under this Agreement.


                                   ARTICLE IV

                           RESTRICTIONS ON COMPETITION

         4.1      Restriction on Competition.

                  (a) Restricted Activities for Seller. At no time after the Closing will Seller represent to any third party that Seller still owns or operates the Product Line or is the successor in interest of the Product Line. In addition, for a period of three (3) years beginning on the Closing Date, Seller shall not:

                        (i) engage in or own any interest (except as a passive investor of less than five percent (5%) of total debt and equity of a publicly traded company) in, any business or other activity that would compete with the Product Line as currently conducted; or

                        (ii) divert or attempt to divert any existing or prospective business or customers of Buyer (including any affiliates of Buyer) as it relates to the operation of the Product Line as currently conducted to any other person or entity, by direct or indirect inducement or otherwise, in any business or other activity competitive with the Product Line as currently conducted; or provided, however, nothing herein shall preclude Seller or any of its affiliates from (1) acquiring from third parties products, even if included in the Product Line, for internal consumption or for use as components in its own products or (2) acquiring, and thereafter operating, any business or entity (an "Acquired Business"), provided that the Acquired Business is not, at the time of acquisition by Seller or its affiliates, primarily engaged in activities which if conducted by Seller would be precluded under this
Section 4.1(a); provided further that nothing herein shall preclude Raytheon Company, any affiliate of Raytheon Company, any company resulting from the merger of Raytheon Company and HE Holdings, Inc., or any affiliate of an any such resulting company from engaging in any business activity engaged in by Raytheon Company or its affiliates prior to the consummation of the proposed merger between HE Holdings, Inc. and Raytheon Company and any such engagement shall not be deemed a violation by Seller or its affiliates of this Section 4.1(a).

                  (b) Restriction on Employee Solicitation.  For a period of two
(2) years beginning on the Closing Date, the Seller shall not solicit any person for employment who was an employee of Seller with respect to the Product Line as of the Closing Date and who is at that time already employed by Buyer or any of its affiliates, or otherwise directly or indirectly induce or seek to induce such person to leave his or her employment with Buyer; provided, however, nothing herein shall preclude Seller or any of its affiliates from soliciting the employment of any employee of Buyer (i) who ceases to be employed by Buyer without inducement by Seller or (ii) as part of a general solicitation to the public or to people having skills similar to such employee of Buyer which is not specifically directed to the employees of Buyer.

                  (c)      Scope of Restriction.

                        (i) This Section constitutes a series of separate covenants for each county, state (including the District of Columbia) and country in which Buyer or an affiliate of Buyer transacts business.

                        (ii) In the event that any other provision of this Section or the application of any such provision shall be held to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this covenant to refrain from competition shall remain in full force and effect, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall use their best efforts to replace the provision that is contrary to law with a legal one approximating to the extent possible the original intent of the parties.

                  (d) Ancillary Agreement. The parties acknowledge that their agreements in this Section 4.1 are ancillary to an otherwise enforceable agreement.


                                    ARTICLE V

                        CONDUCT PRIOR TO THE CLOSING DATE

         5.1 Conduct of Business of Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees, with respect to the operation of the Product Line (except to the extent that Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld), to carry on the Business in substantially the same manner as conducted immediately prior to the date of this Agreement, and continue to pay its debts and taxes when due, to pay or perform other obligations when due, and use reasonable efforts to preserve intact the NetLOCK's Assets and Equipment that are being acquired pursuant to this Agreement, all material relationships with third parties that have existing written or oral agreements with Seller with respect to the NetLOCK Product Line, and services of NetLOCK's present officers and employees, subject to the distribution of layoff notices to all such employees by Seller on September 2, 1997. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of Seller, and any event which could have a Material Adverse Effect. Except as expressly contemplated by this Agreement, Seller shall not, without the prior written consent of Buyer (which shall be given, or reasonably withheld within two (2) business days after receipt of written request therefor and in the event that Buyer fails to respond at the end of the second business day, such lack of response shall be deemed to be a consent) and notwithstanding the foregoing:

                  (a)  Enter  into  any  commitment  or  transaction   primarily
related, directly or indirectly, to the operation of the Product Line not in the ordinary course of business;

                  (b) Transfer to any person or entity any rights to Seller's Intellectual Property primarily related, directly or indirectly, to the operation of the Product Line other than in the ordinary course of business in conjunction with license agreements of the Seller's commercially available products;

                  (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of Seller primarily related, directly or indirectly, to the operation of the Product Line other than in the ordinary course of business in conjunction with license agreements of the Seller's commercially available products;

                  (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of the Contracts;

                  (e) Commence any litigation primarily related, directly or indirectly, to the operation of the Product Line;

                  (f) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Product Line;

                  (g) Sell, lease, license or otherwise dispose of any of the Assets;

                  (h) As it relates to the Seller's employees engaged in the operation of the Product Line, adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates;

                  (i) Revalue any of the Equipment other than in the ordinary course of business;

                  (j) Grant any security interest in any of the Assets;

                  (k) Pay, discharge or satisfy, in any amount, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of the foregoing in the ordinary course of business; provided, further that this subsection (k) shall not apply to actions taken with respect to any unassumed Liabilities so long as such actions do not adversely affect the Assets or the Business;

                  (l) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(k) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

         5.2 No Solicitation. Until (i) the Closing Date or (ii) the date of termination of this Agreement pursuant to the provisions of Article IX hereof, as the case may be, Seller will not (and Seller will use its reasonable best efforts not to permit any of Seller's officers, directors, agents, representatives or Affiliates to) directly or indirectly, take any of the following actions with any party other than Buyer and its designees:

                  (a) solicit, encourage, initiate any negotiations or discussions with respect to, any offer or proposal to acquire all or any portion of Seller's business and properties or capital stock whether by merger, purchase of assets, tender offer or otherwise;

                  (b) except as required by law (in the written opinion of outside counsel), including fiduciary duties required by law, disclose any information relating to any potential acquisition of all or any portion of Seller's business and properties or capital stock whether by merger, purchase of assets, tender offer or otherwise to any person other than its attorneys or financial advisors concerning Seller's business and properties or afford to any person or entity access to its properties, books or records;

                  (c) any negotiations or discussions with respect to, any offer or proposal to acquire all or any portion of Seller's business and properties or capital stock whether by merger, purchase of assets, tender offer or otherwise, except as required by applicable fiduciary duties (in the written opinion of outside counsel) and following written notice to the Buyer (with a duty to promptly update Buyer as such discussions proceed or terminate) of the nature of such discussions including the name of the third party and the terms of the proposal (including price); or

                  (d) assist or cooperate with any person to make any proposal to purchase all or any part of Seller's capital stock or assets, other than selling products of Seller in the ordinary course of business.

                  In the event Seller shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, Seller shall immediately inform Buyer in writing as to any such offer or proposal.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1  Access  to   Information.   Seller  shall  afford  Buyer  and  its
accountants, counsel and other representatives reasonable access at NetLOCK's principal place of business during normal business hours during the period prior to the Closing Date to (a) all of Seller's properties, books, contracts, commitments and records primarily relating to the Assets and the Product Line and (b) all other information concerning the Assets and the Product Line, and related personnel (subject to restrictions imposed by applicable law) of Seller as Buyer may reasonably request. Seller agrees to maintain and retain any and all information regarding the Product Line and Assets on or prior to the Closing Date which are reasonably necessary for Buyer to calculate the availability to it of tax credits under the Internal Revenue Code of 1986, as amended. No information or knowledge obtained in any investigation pursuant to this Section
6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

         6.2 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained pursuant to the negotiation and execution of this Agreement and the Exhibits, or the effectuation of the transactions contemplated hereby and thereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is or becomes generally known to the public and did not become so known through any violation of law or this Agreement by the non-disclosing party, (c) is later lawfully acquired by such party from other sources, (d) is required to be disclosed by order of court or government agency after seeking any reasonably available protection against general disclosure or
(e) which is disclosed in the course of any litigation between any of the parties hereto; it being understood that the parties may disclose relevant information and knowledge to their respective employees and agents on a need to know basis, provided that the parties cause such employees and agents to treat such information and knowledge confidentially.

         6.3 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Exhibits and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

         6.4 Public Disclosure. Unless otherwise required by law or any applicable rule of a stock exchange or quotation system upon which a party's securities are listed, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Buyer and Seller prior to release; provided that such approval shall not be unreasonably withheld, subject to Buyer's and Seller's obligation to comply with applicable securities laws.

         6.5 Best Efforts. Subject to the terms and conditions provided in this Agreement and to the fiduciary duties of the board of directors of Seller under applicable law as advised by counsel, each of the parties hereto shall use its commercially reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and the Exhibits for the purpose of securing to the parties hereto the benefits contemplated by this Agreement and the Exhibits.

         6.6 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller or Buyer, respectively, contained in this Agreement or the Exhibits to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         6.7 Tax Returns. Seller shall be responsible for and pay when due all of Seller's Taxes attributable to or levied or imposed upon the Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Tax returns required to be filed in connection with the Assets for all periods ending on or prior to the Closing Date and any portion of any such Tax returns connected therewith shall be true and correct and completed in accordance with applicable laws.

         Buyer shall be responsible for and pay when due (i) all of Buyer's's taxes attributable to or levied or imposed upon the Assets relating or pertaining to the period (or that portion of any period) beginning the day immediately following the Closing Date and (ii) all taxes attributable to, levied or imposed upon, or incurred in connection with Buyer's business operations immediately following the Closing Date. Buyer shall timely file within the time period for filing, or any extension granted with respect thereto, all of Buyer's Tax returns required to be filed in connection with the Assets for all periods ending after the Closing Date and any portion of any such Tax Returns connected therewith shall be true and correct and completed in accordance with applicable laws.

         Federal and state income and franchise Taxes imposed on or in respect of the Assets for any taxable period that includes the Closing Date shall be allocated to and paid by (i) Seller for the period up to and including the Closing Date, and (ii) Buyer for the period subsequent to the Closing Date. For purposes of this Agreement, Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be apportioned on a per diem basis in the case of any such Taxes not measured or measurable in whole or in part with reference to net or gross income, sales or receipts, capital expenses or compensation expenses, and all other such Taxes shall be determined on the basis of any interim closing of the books of the Product Line as of the Closing Date.

         Seller and Buyer shall provide reasonable cooperation to each other in connection with (i) the preparation or filing of any Tax return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability of Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes related to the Assets or the operation or activities of the Assets.

         6.8 Post-Closing Employment of Transitioned Employees. Except as otherwise provided in the Secondment Agreement (as defined below), Seller shall terminate each employee listed on Exhibit D on and as of the date (the "Departure Date") Buyer moves such employees out of the premises of Seller that Buyer will be given access to Seller pursuant to the Transition Services Agreement (defined in Section 6.11 below). At the Closing Date, Buyer and Seller shall execute a Secondment Agreement in the form substantially attached hereto as Exhibit E (the "Secondment Agreement") providing that Buyer will reimburse Seller for the compensation paid to such employees, and other costs associated with Seller's employment of such employees, from the Closing Date to the date the Secondment Agreement will terminate with respect to each such employee. Such Secondment Agreement will provide for payroll payments and other associated costs by the Seller, on behalf of the Buyer, to each employee being seconded pursuant to the Secondment Agreement, for which the Buyer will reimburse the Seller in full within thirty (30) days of receipt from the Seller of a statement detailing all such payments and costs. Upon the Closing Date the Buyer shall make employment offers (the "Employment Offers") to each employee listed on Exhibit D in the Buyer's standard form. Each such Employment Offer will become effective upon the termination of the Secondment Agreement. Each employment offer by the Buyer to each such employee, shall be on an "at will" basis and subject to Buyer's terms, conditions and policies of employment, if any. Nothing contained in this Section is intended or shall be deemed to (a) require Buyer to employ such persons for any fixed or pre-determined time after the Closing, or
(b) confer upon any employee of Seller, past, present, or future, any rights of employment of any nature, it being understood and agreed that the provisions of this Section are intended to set forth an agreement among Buyer and Seller, and are not intended to benefit any persons not party to this Agreement, including such employees. Such Employees who become employees of Buyer (the "Transitioned Employees") shall be given a year-of-service level ("Service Credit") for purposes of Buyer's benefits that gives such Employees credit for all service on the NetLOCK Product Line for purposes of vesting and eligibility in any compensation or benefit plan, program, or arrangement of Buyer, except as prohibited by applicable federal and state laws and regulations; provided that no Employee will be given such Service Credit for any period prior to January 1, 1995, and Employees hired after January 1, 1995 will be given Service Credit from their date of hire.

         6.9      Employee Benefits.

                  (a) With respect to the rights of Transitioned Employees to accrued vacation and other approved leave prior to the Departure Date, the Seller shall pay such Transitioned Employees the value of all such accrued rights in cash within three (3) business days of the Departure Date, or such shorter period as required by law. Effective upon (i) execution of their respective Employment Offers and (ii) the Departure Date, the Transitioned Employees shall be permitted to participate in all current Buyer benefit, bonus, profit sharing, welfare and similar plans available to all other employees of Buyer on the terms and conditions provided in such plans. Transitioned Employees and their dependents shall be immediately eligible for any welfare benefits provided by the Buyer, and all otherwise applicable pre-existing conditions, exceptions, exclusionary provisions, and waiting periods shall be waived; provided, however, (i) that stock options granted to the Employees shall be subject to the standard vesting provisions applicable to options granted under Buyer's Stock Option Plan, and (ii) that the Employees will not be able to enroll in the Buyer's Employee Stock Purchase Plan or 401(k) Plan until the open enrollment period following their being hired as an Employee of Buyer. In the period between the date the parties enter into this Agreement and the Departure Date, the Seller's benefit plans shall remain in effect for the Transitioned Employees, to the extent possible under the terms of such plans.

         6.10 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         6.11 Post-Closing Operation of Product Line on Seller's Premises and with the Use of Certain of Seller's Equipment. Seller hereby consents to the use by Buyer of Seller's premises and any of Seller's equipment that is not part of the Equipment that is (and for the past six months has been) used in connection with the Product Line to operate the Product Line post-Closing for a period (the "Transition Period") not to exceed thirty (30) days. In addition, Seller shall provide those services and equipment required to operate the NetLOCK product line during the Transition Period under an agreement to be executed between the Buyer and the Seller (the "Transitional Services Agreement"), prior to or on the Closing Date, substantially in the form attached hereto as Exhibit F. The Seller will provide the services and equipment under the Transitional Services Agreement at a specified rate and will invoice the Buyer monthly for such Seller's expenses under the Transitional Services Agreement, which the Buyer will reimburse the Seller for within thirty (30) of receipt of such invoice.

         6.12 Financial Information. The Seller, recognizing the possible need by the Buyer to prepare audited financial statements for the NetLOCK product line for up to the three fiscal years prior to the Closing Date, will use its best efforts to provide the Buyer, at Buyer's request, with such financial information, including internal financial reports, payroll reports, and other relevant financial documents, in Seller's possession relating to the Product Line as well as access to the Seller's accountants or other accounting or financial personnel who prepared such reports or statements; provided that after three months after the Closing Date, Seller shall have no obligations to make such personnel available if such personnel are no longer employed by Seller (or any subsidiary or successor of Seller). Seller shall preserve such financial records in accordance with its standard record retention policies and practices provided that such information shall be preserved for a period of 4 years after the Closing Date.

         6.13 Seller's Cooperation on Obtaining Additional Consents. Seller covenants to use its best efforts to obtain the consents necessary to assign to Buyer the agreements between the Seller and Helix Software Company, Inc. and between the Seller and Volt Delta Resources Inc.


                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

         7.1      Indemnification.

                  (a) Indemnification by Seller. Subject to the qualifications and limitations in this Section 7.1, if the Closing is consummated, Seller shall indemnify and defend and hold Buyer, its subsidiaries, directors, officers, agents, and other affiliates harmless against and with respect to, any and all Damages (as defined in subsection 7.1(c) below) incurred by Buyer, its subsidiaries, directors, officers, agents or other affiliates as a result of any of the following:

                        (i) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Seller in, this Agreement or the related documents executed and delivered by Seller in connection with this Agreement (the "Operative Documents");

                        (ii) any breach or failure by Seller to perform any of its covenants or agreements under this Agreement or any of the other Operative Documents;

                        (iii) any liability not expressly being assumed by Buyer hereunder, any Excluded Asset or the non-compliance by the parties with the provisions of Article 6 of the Uniform Commercial Code of the State of California, if applicable, or with any similar applicable article or section under the Uniform Commercial Code or other similar applicable law enacted in any other jurisdiction in which any of the Assets is located; and

                        (iv) any liability or obligation with respect to the operation of the Product Line arising (A) under applicable environmental laws, rules or regulations with respect to acts occurring or taken or conditions existing on or prior to the Closing Date, (B) under applicable tax laws, rules or regulations with respect to acts occurring or taken or conditions existing on or prior to the Closing Date (including any tax assessed by virtue of successor liability by any governmental agency), or (C) from the infringement of intellectual property rights of others with respect to products shipped or services provided to third parties prior to the Closing Date by the Product Line.

                  (b) Indemnification by Buyer. Subject to the qualifications and limitations in this Section 7.1, if the Closing is consummated, Buyer shall indemnify and defend and hold Seller and its directors, officers, agents, and other affiliates harmless against and with respect to, any and all Damages (as defined in subsection 7.1(c) below) incurred by Seller or any of its directors, officers, agents or other affiliates as a result of any of the following:

                        (i) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Buyer in this Agreement or the other Operative Documents;

                        (ii) any breach or failure by Buyer to perform any of its covenants or agreements under this Agreement or any of the other Operative Documents;

                        (iii) the operation or ownership of the Product Line or the Assets from and after the Closing Date, including (A) the use of any of the Assets at, or the removal of any of the Assets from, any real property owned by Seller or its affiliates, and (B) any liability or obligation under applicable environmental laws, rules or regulations caused directly by the acts or omissions of persons acting on behalf of Buyer, whether with respect to Sellers' premises or otherwise; and

                        (iv) any Assumed Obligation.

                  (c) Damages. For purposes of this Section 7.1, "Damages" means all demands, claims, claims for reimbursement, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, deficiencies, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, whether civil, criminal or administrative in nature, including the reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and agents and all such costs, fees and expenses incurred in defending against any of the foregoing or in enforcing this Agreement. Notwithstanding the foregoing definition, when used with reference to amounts recoverable as the result of any breach of a representation, warranty or covenant contained in this Agreement or any other Operative Document, Damages shall not include amounts recoverable solely as lost profits, incidental damages, indirect damages, special damages, punitive damages or consequential damages.

                  (d)   Procedure   for   Indemnification.   The  procedure  for
indemnification shall be as follows:

                        (i) The party claiming indemnification ("Claimant") shall, within thirty (30) days after its discovery of any claim for which indemnification will be sought as provided in this Agreement (the "Claim"), give notice to the party from whom indemnification is sought ("Indemnitor") of its Claim, specifying in reasonable detail the factual basis for the Claim and, to the extent known, the amount of the Claim. Notwithstanding the foregoing, the failure by Claimant to provide notice of any Claim within the period specified, or any delay in providing such notice, shall not affect or impair the obligations of Indemnitor hereunder, except and only to the extent that Indemnitor has been adversely affected by such failure or delay.

                        (ii)  With  respect  to  Claims   between  the  parties,
following receipt of notice from Claimant of a Claim, Indemnitor shall have sixty (60) days to make any investigation of the Claim that Indemnitor deems necessary or desirable. For purposes of this investigation, Claimant agrees to make available to Indemnitor and its authorized representatives the information relied upon by Claimant to substantiate the Claim. If Claimant and Indemnitor cannot agree as to the validity and amount of the Claim within the sixty (60) day period (or any mutually agreed upon extension thereof), Claimant may seek appropriate legal remedy, subject to the provisions of Section 7.3.

                        (iii) With respect to any Claim by a third party as to which Claimant is entitled to indemnification hereunder, Indemnitor shall have the right, exercisable by written notice to Claimant within 30 days after receipt of written notice from Claimant of the commencement or assertion of any such Claim, at its own expense to participate in or assume control of the defense of the Claim, and Claimant shall cooperate fully with Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by Claimant the result of a request by the Indemnitor. If Indemnitor does not elect to assume control or otherwise participate in the defense of any third party Claim within thirty (30) days of its receipt of notice of the Claim (or any extended period mutually agreed upon by the parties), Claimant shall (upon further written notice to Indemnitor) have the right to undertake the defense, compromise or settlement of the Claim for the account of Indemnitor subject to the right of Indemnitor, at its expense, to assume the defense of the Claim at any time prior to final settlement, compromise or determination thereof. In no event shall Indemnitor be liable or otherwise have any obligation with respect to any settlement, compromise or determination of any Claim agreed to by Claimant without the prior written consent of Indemnitor (which shall not be withheld unreasonably).

                        (iv) The parties shall cooperate in defending any third party Claim, and the defending party shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in control of the other party. The parties agree to furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by the other party in connection with defending any third party Claim.

                  (e) Limitations and Conditions Applicable to Buyer. The right of Buyer to obtain indemnification from Seller pursuant to Section 7.1(a) of this Agreement is subject to the following limitations:

                        (i) Buyer shall not be entitled to indemnification from Seller pursuant to Section 7.1(a) until the aggregate Damages for which Seller is liable under Section 7.1(a) exceed $50,000, whereupon Buyer shall be entitled to indemnification by Seller for all such Damages.

                        (ii) Buyer shall not be entitled to indemnification from Seller pursuant to Section 7.1(a) for that amount of its aggregate Damages for which Seller is liable under Section 7.1(a) which is in excess of $1,000,000.

                        (iii) No Claim shall be brought by Buyer against Seller under Section 7.1(a) unless notice in writing of such Claim shall have been given to Seller on or prior to 5:00 p.m. Pacific Standard Time on the first anniversary of the Closing Date, but Claims may be brought against Seller as to any Damages (or a potential claim by an appropriate party) asserted in good faith prior to such date.

                        (iv) Seller shall not be liable for Damages to the extent that the Damages arise from a change in the accounting or Tax policies or practices of Buyer after the Closing Date.

                        (v) Buyer shall not be entitled to recover Damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

                  (f) Limitations and Conditions Applicable to Seller. The right of Seller to obtain indemnification from Buyer pursuant to Section 7.1(b) of this Agreement is subject to the following limitations:

                        (i) Seller shall not be entitled to indemnification from Buyer pursuant to Section 7.1(b) until the aggregate Damages for which Buyer is liable under Section 7.1(b) exceed $50,000, whereupon Seller shall be entitled to indemnification by Buyer for all such Damages; provided, however, that the above limitation shall not apply as to Damages arising from failure by the Buyer to pay Royalties under ss.1.2(b) hereunder.

                        (ii) Seller shall not be entitled to indemnification from Buyer pursuant to Section 7.1(b) for that amount of its aggregate Damages for which Buyer is liable under Section 7.1(b) which is in excess of $1,000,000; provided, however, that the above limitation shall not apply as to Damages arising from failure by the Buyer to pay Royalties under ss.1.2(b) hereunder.

                        (iii) No Claim shall be brought by Seller against Buyer under Section 7.1(b) unless notice in writing of such Claim shall have been given to Buyer on or prior to 5:00 p.m. Pacific Standard Time on the first anniversary of the Closing Date, but Claims may be brought against Buyer as to any Damages (or a potential claim by an appropriate party) asserted in good faith prior to such date; provided, however, that the above limitation shall not apply as to Damages arising from failure by the Buyer to pay Royalties under ss.1.2(b) hereunder.

                        (iv) Seller shall not be entitled to recover Damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

                  (g) Remedies Exclusive.  The remedies provided in this Section
7.1 shall be exclusive as to any Claims by a party under this Agreement or any other Operative Document or arising out of the transactions provided for herein and therein and shall preclude assertion by any party of any other rights or the seeking of any other remedies against another party; provided, however, that nothing in this Section 7.1(g) shall limit rights or remedies expressly provided for in this Agreement or any other Operative Document, rights or remedies for fraud, deceit, or intentional non-disclosure, or rights or remedies which, as a matter of applicable law or public policy, cannot be limited or waived.

                  (h) Interpretation. Solely for purposes of this Section 7.1, the existence and extent of any breach of any representation or warranty under
Article II and Article III referred to in Section 7(a)(i) or Section 7(b)(i) shall be determined by reading such representation or warranty as if all materiality standards contained in such representation or warranty (i.e., without reference to the qualifier "material," "materially," "material to the Business as a whole," "in all material aspects," "in any material respect," "Material Adverse Effect" or similar qualifiers), has been deleted from such representation or warranty in its entirety.

         7.2 Arbitration. Any controversy involving a claim by an indemnified party pursuant to this Article VII shall be finally settled by arbitration in Santa Clara, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association; and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Buyer and Seller. Failing such agreement, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Buyer or Seller. Buyer shall choose one such arbitrator, Seller shall choose one such arbitrator, and such two arbitrators shall mutually select a third arbitrator. Any decision of two such arbitrators shall be binding on Buyer and Seller. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration except that the arbitrator can compel one party to pay all or a portion of the other party's costs and expenses.


                                  ARTICLE VIII

                          CONDITIONS TO THE ACQUISITION

         8.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

                  (b) Raytheon Approval. The oral or written approval by the Raytheon Company of all of the material terms of this Agreement and any of the transactions contemplated thereby including the execution of the other Operative Agreements.

         8.2 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate and effect this Agreement and the Exhibits and the transactions contemplated hereby and thereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty) on and as of the Closing Date as though such representations and warranties were made on and as of such time and Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement and the Exhibits required to be performed and complied with by it as of the Closing Date.

                  (b) Certificate of Buyer. Seller shall have been provided with a certificate in a form mutually acceptable to both parties duly executed on behalf of Buyer to the effect that, as of the Closing Date:

                        (i) all representations and warranties made by Buyer in this Agreement are true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty); and

                        (ii) all covenants, obligations and conditions of this Agreement to be performed by Buyer on or before such date have been so performed.

                  (c) Claims. There shall not have occurred any written claims or threatened litigation against Buyer (whether or not asserted in litigation) which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated hereby.

                  (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the financial condition of Buyer and its subsidiaries taken as a whole.

                  (e) Mentat Settlement. Seller and Mentat shall have entered into a settlement agreement settling their dispute regarding the license agreement executed by them.

         8.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty) on and as of the Closing Date as though such representations and warranties were made on and as of such time and the Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

                  (b) Certificate of Seller. Buyer shall have been provided with a certificate in a form mutually acceptable to both parties executed by and on behalf of Seller to the effect that, as of the Closing Date:

                        (i) all representations and warranties made by Seller in this Agreement are true and correct in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such representation or warranty); and

                        (ii) all covenants, obligations and conditions of this Agreement to be performed by Seller on or before such date have been so performed.

                  (c) Claims. There shall not have occurred any claims or threatened litigation against Seller (whether or not asserted in litigation) which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated hereby, the Assets or the Business.

                  (d) No Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Assets, or limiting or restricting Buyer's conduct or operation of any business related to the Assets (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

                  (e) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect in the Assets or the Product Line.

                  (f) Third Party Rights. No third party shall have any right of any nature whatsoever (including, without limitation, any right to receive royalty payments) in respect of any of the Assets, other than as specifically set forth in the Disclosure Schedule.

                  (g) Employment, Invention Assignment and Confidentiality Agreements. Buyer and each of the New Employees listed on Exhibit D shall each have agreed to enter into an Employment, Invention Assignment and Confidentiality Agreement on substantially the terms set forth in Exhibit G to become effective when the individuals listed on Exhibit D shall become employees of the Company.

                  (h) Third-Party Consents. All third-party consents for the Contracts listed under Assumed Obligations in Exhibit A shall have been obtained, except for Seller's distribution license and bundling agreement with Helix Software Company, Inc. and Seller's services agreement with Volt Delta Resources Inc.

                  (i) Mentat Agreement. Buyer shall have entered into a written agreement with Mentat regarding software development.

                  (j) Employees. The employees of Seller listed on Exhibit D shall accept offers of at-will employment with Buyer, which will include an agreement to sign the Employment, Invention Assignment and Confidentiality Agreement.

                  (k) Transitional Services Agreement and Secondment Agreement. Buyer and Seller shall enter into the Transitional Services Agreement and the Secondment Agreement substantially in the forms set forth in Exhibits E and F, respectively.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. Except as provided below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

                  (a)      by mutual consent of Seller and Buyer;

                  (b) by Buyer or Seller if: (i) the Closing has not occurred by September 19, 1997; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal; and

                  (c) by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit Buyer's ownership of the Assets or operation of all or a portion of the Product Line or (ii) compel Buyer to dispose of or hold separate all or a portion of the Assets, the Product Line or other businesses or assets of Buyer as a result of the Acquisition.

         9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors, stockholders or equity owners, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 6.2, 6.3 and 6.4 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        9.3 Amendment. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of the Buyer and the Seller.

         9.4 Extension; Waiver. At any time prior to the Closing Date, Buyer on the one hand, and Seller, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Survival of Representations and Warranties. All representations and warranties made by any party in the Agreement or in any document executed and delivered hereunder (an "Operative Document") shall survive the Closing, but all claims made after the Closing with respect to any such representations and warranties shall be made under, and subject to the limitations set forth in,
Section 7.1, except as otherwise set forth in Section 7.1(g) which shall be the exclusive remedy after Closing for any such claim.

         10.2 Exclusion of other Representations. Each party has made its decision to enter into this Agreement and to consummate the transactions provided for herein without relying upon any express or implied representations, warranties, commitments or undertakings of any other party, or such other party's directors, officers, employees, agents, representatives or affiliates, except as expressly set forth in this Agreement and in the Operative Documents.

         10.3 Knowledge. "Knowledge" means such knowledge that the executives and managers of the Product Line, as identified on the attached Schedule 10.3, have or should have or Seller has or should have, in the ordinary course of business.

         10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or on the third business day after mailing if mailed by registered or certified mail (return receipt requested) or on the day of transmission if sent via telecopy (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Buyer, to:

                           Interlink Computer Sciences, Inc.
                           47370 Fremont Boulevard
                           Fremont, California 94538
                           Attention:  Ms. Gloria M. Purdy
                           Telephone No.:  (510) 657-9800
                           Telecopy No.: (510) 659-6381
                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention:  Thomas C. DeFilipps, Esq.
                           Telephone No.:  (650) 493-9300
                           Telecopy No.:  (650) 493-6811

                  (b)      if to Sellers, to:

                           Hughes Aircraft Company
                           1100 Wilson Blvd., Ste. 2000
                           Arlington, VA  22209
                           Attention:  Charles S. Ream
                           Telephone No.:  (703) 284-4293
                           Telecopy No.:  (703) 528-3706

                           with a copy to:

                           Honigman Miller Schwartz and Cohn
                           2290  First National Building
                           Detroit, Michigan 48226
                           Attention:  Norman H. Beitner, Esq.
                           Telephone No.:  (313) 256-7800
                           Telecopy No.:  (313) 962-0176

                           and

                           Hughes Electronics Corporation
                           7200 Hughes Terrace
                           Los Angeles, CA  90080-0028
                           Attn:  Office of the General Counsel
                           Telephone No.:  (310) 568-7272
                           Telecopy No.:  (310) 568-7834

         10.5 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. References to "this Agreement" or "the Agreement" shall mean the Agreement including all Exhibits and Schedules unless otherwise provided herein. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         10.7 Entire Agreement. This Agreement and the Exhibits hereto, each of which is hereby incorporated into this Agreement and made a part hereof: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person any rights or remedies hereunder, unless expressly provided otherwise.

         10.8 Assignment. This Agreement shall not be assigned by operation of law (except in connection with a change in the jurisdiction of incorporation of the Buyer or the proposed merger of Seller or its affiliate with Raytheon Company) or otherwise except as otherwise specifically provided; provided that after the Closing, any rights or obligations of the Buyer can be assigned, without the consent of Seller, to any entity acquiring at least fifty percent of the voting control of Buyer in any one or series of transactions, or any entity acquiring all or substantially all of Buyer's assets.

         10.9 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision (including, if applicable, one that limits the scope or duration of the covenants contained herein) that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Except as expressly provided elsewhere in this Agreement, the parties hereto agree that the federal or state courts in the State of California shall be the exclusive jurisdiction for all disputes.

         10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.



                  [Remainder of Page Left Intentionally Blank]

         IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by or their duly authorized respective officers, all as of the date first written above.

                                               "BUYER"

                                               INTERLINK COMPUTER SCIENCES, INC.


                                               By: /s/ Barbara Booth
                                                   -----------------------------

                                               Name: Barbara Booth
                                                     ---------------------------

                                               Title: Vice President
                                                      --------------------------


                                               "SELLER"

                                               HUGHES AIRCRAFT COMPANY

                                               By: /s/ Charles S. Ream
                                                   -----------------------------

                                               Name: Charles S. Ream
                                                     ---------------------------

                                               Title: Sr. Vice President and CFO
                                                      --------------------------










 [Signature Page to Interlink Computer Sciences, Inc. Asset Purchase Agreement]